CONSENT OF INDEPENDENT AUDITORS



We consent to incorporation by reference in the registration statements (Nos. 333-02219 and 333-78633) on Forms S-8 of The Pittston Company of our report dated June 16, 2000, relating to the statements of net assets available for benefits of the Savings-Investment Plan of The Pittston Company and its Subsidiaries as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 1999 Annual Report on Form 11-K of the Savings-Investment Plan of The Pittston Company and its Subsidiaries.



/s/ KPMG LLP
------------
KPMG LLP
Richmond, Virginia

June 27, 2000


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